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                                                                  EXHIBIT (h)(1)

                          FUND ADMINISTRATION AGREEMENT

                                     BETWEEN

                               MARKET STREET FUND

                                       AND

                            GARTMORE SA CAPITAL TRUST

         THIS FUND ADMINISTRATION AGREEMENT (the "Agreement") is made as of this 1st day of October, 2002, by and between MARKET STREET FUND, a Delaware business trust (the "Fund"), and GARTMORE SA CAPITAL TRUST, a Delaware business trust (the "Administrator").

                                   WITNESSETH:

         WHEREAS, the Fund is a Delaware business trust, which operates as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

         WHEREAS, the Fund desires to retain the Administrator to provide certain administrative and fund accounting services described below with respect to certain of the series portfolios of the Fund (hereinafter, the "Portfolios"), each of which Portfolios as are now, or may hereafter be, listed on Exhibit A to this Agreement; and

         WHEREAS, the Administrator is willing to render these services to the Fund.

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

1. APPOINTMENT OF ADMINISTRATOR. The Fund hereby appoints the Administrator as fund administrator of the Portfolios on the terms and conditions set forth in this Agreement; and the Administrator hereby accepts this appointment and agrees to perform the services and duties set forth in Section 2 of this Agreement in consideration of the compensation provided for in Section 4 hereof.

2. SERVICES AND DUTIES. As fund administrator, and subject to the supervision and control of the Fund's Board of Trustees, the Administrator will provide facilities, equipment, and personnel to carry out the following administrative and fund accounting services for operation of the business and affairs of the Fund and each of the Portfolios covered by this Agreement:
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         a.       prepare, file, and maintain the Fund's governing documents, including the Declaration of Trust, the Bylaws, minutes of meetings of Trustees and shareholders, and proxy statements for meetings of shareholders;

         b. prepare and file on a timely basis with the Securities and Exchange Commission and the appropriate State securities authorities: (i) the registration statements for the Fund, relating to the Portfolios and the Portfolios' shares, and all amendments thereto; (ii) the Fund's reports pursuant to Investment Company Act Rule 24f-2; (iii) reports to shareholders and regulatory authorities, including, among others, Form N-SAR; and (iv) prospectuses, proxy statements, and such other documents as may be necessary or convenient to enable the Fund to make continuous offering of the Portfolios' shares and to conduct the Fund's affairs;

         c. prepare, negotiate, and administer contracts on behalf of the Portfolios with, among others, the Fund's custodian and transfer agent;

         d.       supervise the Fund's custodian;

         e.       calculate performance data of the Portfolios;

         f. prepare and file on a timely basis the Federal and State income and other tax returns for the Portfolios;

         g. examine and review the operations of the Fund's custodian, transfer agent, and investment adviser and the Portfolios' subadvisers, if any, to promote compliance with applicable state and federal law;

         h. coordinate the layout and printing of publicly disseminated prospectuses and reports;

         i. perform internal audit examinations in accordance with procedures to be adopted by the Administrator and the Fund;

         j. assist with the design, development, and operation of the Portfolios;

         k. provide individuals reasonably acceptable to the Fund's Board of Trustees for nomination, appointment, or election as officers of the Fund, who will be responsible for the management of certain of the Fund's affairs as determined by the Fund's Board of Trustees;

         l. monitor the Fund's compliance with Section 817 and Sections 851 through 855 of the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, so as to enable the Fund and

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                  each Portfolio to comply with the diversification requirements applicable to investments of variable contracts and for each to maintain the status of each as a "regulated investment company;"

         m. advise the Fund and the Fund's Board of Trustees on matters concerning the Portfolios and the affairs of the Portfolios;

         n.       provide the Fund with office space and personnel;

         o. provide the Fund and each Portfolio with fund accounting services, including, but not limited to, the following services:

                  1) keeping and maintaining the following books and records of the Fund and each of the Portfolios pursuant to Rule 31a-1 under the Investment Company Act, including, among others:

                           a) journals containing an itemized daily record of all purchase and sales of securities, all receipts and disbursements of cash, and all other debit and credits, as required by Rule 31a-1(b)(1);

                           b) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income, and expense accounts, including interest accrued and interest received, as required by Rule 31a-1(b)(2)(i);

                           c) separate ledger accounts required by Rule 31a-1(b)(2)(ii) and (iii); and

                           d) a monthly trial balance of all ledger accounts (except shareholder accounts) as required by Rule 31a-1(b)(8).

                  2) performing the following accounting services on a regular basis for each Portfolio, as may be reasonably requested by the Fund:

                           a)       calculate the net asset value per share;

                           b) calculate the dividend and capital gain distribution, if any;

                           c)       calculate a Portfolio's yield;

                           d) reconcile cash movements with the Fund's custodian;

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                           e)       affirm to the Fund's custodian all portfolio
                                    trades and cash movements;

                           f) verify and reconcile with the Fund's custodian all daily trade activity;

                           g) provide such reports as may be required by the Fund;

                           h)       preparation of the Fund's financial
                                    statements, including oversight of expense accruals and payments;

                           i)       calculating the deviation between
                                    marked-to-market and amortized cost
                                    valuations for any money market fund; and

                           j) such other similar services with respect to a Portfolio as may be reasonably requested by the Fund; and

         p. assist in all aspects of the operations of the Portfolios other than those provided under other specific contracts.

         The foregoing, along with any additional services that the Administrator shall agree in writing to perform for the Fund hereunder, shall hereafter be referred to as the "Administrative Services." In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator hereby agrees that all records that the Administrator maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of these records upon the Fund's request. The Administrator further agrees to preserve for the periods prescribed by Investment Company Act Rule 31a-2 the records required to be maintained by Investment Company Act Rule 31a-1. Administrative Services shall not include any duties, functions, or services to be performed for the Fund by the Fund's investment adviser, custodian, or transfer agent pursuant to their agreements with the Fund.

         The Administrator acknowledges the importance of efficient and prompt transmission of information to the life insurance companies affiliated with the Administrator (said life insurance companies hereinafter referred to collectively as "Nationwide"), the purchaser of Fund shares to fund the obligations of certain variable annuity contracts. The Administrator agrees to use the Administrator's best efforts to meet the deadline for transmission of pricing information presently set by Nationwide and such other time deadlines as may be established from time to time in the future.

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         When performing Administrative Services on behalf of the Fund and for the Portfolios, the Administrator: (i) will comply with the provisions of the Declaration of Trust and Bylaws of the Fund; (ii) will safeguard and promote the welfare of the Fund and the Portfolios; and (iii) will comply with the policies that the Trustees, from time to time, reasonably may determine; provided, that these policies are not in conflict with this Agreement, the Fund's governing documents, or any applicable statutes or regulations.

3. EXPENSES. The Administrator shall be responsible for expenses incurred in providing all the Administrative Services to the Fund, including the compensation of the Administrator's employees who serve as officers of the Fund; except, that the Fund shall reimburse the Administrator for the cost of the pricing services that the Administer utilizes. The Fund (or the Fund's investment adviser) shall be responsible for all other expenses of the Fund, including, without limitation: (i) investment advisory and subadvisory fees; (ii) interest and taxes; (iii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iv) fees and expenses of the Fund's trustees, other than those who are "interested persons" of the Administrator or investment adviser of the Fund; (v) legal and audit expenses; (vi) custodian and transfer and dividend disbursing agent fees and expenses; (vii) fees and expenses related to the registration and qualification of the Fund and the Fund's shares for distribution under State and Federal securities laws; (viii) expenses of printing and mailing reports and notices and proxy material to beneficial shareholders of the Fund; (ix) all other expenses incidental to holding meetings of the Fund's shareholders, including proxy solicitations therefor; (x) insurance premiums for fidelity and other coverage; (xi) association membership dues; and (xii) such nonrecurring or extraordinary expenses as may arise, including those expenses relating to actions, suits, or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Fund's trustees and officers with respect thereto.

4. COMPENSATION. For the Administrative Services provided hereunder by the Administrator, the Fund hereby agrees to pay, and the Administrator hereby agrees to accept as full compensation for the Administrator's services rendered hereunder, the administrative fee listed for each Portfolio on Exhibit A. These fees will be computed daily and payable monthly at an annual rate based on a Portfolio's average daily net assets and will be paid monthly as soon as practicable after the last day of each month.

         In case of termination of this Agreement during any month, the administrative fee for that month shall be reduced proportionately on the basis of the number of business days during which the Agreement is in effect, and the fee computed upon the average net assets for the business days that the Agreement is so in effect for that month.

5.       RESPONSIBILITY OF ADMINISTRATOR.

         a. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful

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                  misfeasance, bad faith or negligence on the Administrator's part in the performance of the Administrator's duties or from reckless disregard by the Administrator of the Administrator's obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee, or agent of the Administrator, who may be or become an officer or trustee of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the duties of the Administrator hereunder) in accordance with his or her responsibilities to the Fund as said officer or trustee, to be rendering these services to or acting solely for the Fund and not as an officer, director, partner, employee, or agent, or one under the control or direction of the Administrator even though paid by the Administrator.

         b. The Administrator shall be kept indemnified by the Fund and be without liability for any action taken or thing done by the Administrator in performing the Administrative Services in accordance with the above standards; provided, however, that the Fund will not indemnify the Administrator for the portion of any loss or claim caused, directly or indirectly, by the negligence, wilful malfeasance, or bad faith of the Administrator or by the Administrator's reckless disregard of the Administrator's duties and obligations hereunder. In order that the indemnification provisions contained in this Section 5 shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or save the Administrator harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question; and it is further understood that the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend the Administrator against any claim that may be the subject of this indemnification. In the event that the Fund so elects, the Fund will so notify the Administrator and thereupon the Fund shall take over complete defense of the claim, and the Administrator, in said situation, said initiate no further legal or other expenses for which the Administrator shall seek indemnification under this Section. The Administrator, in no case, shall confess any claim or make any compromise or settlement in any case in which the Fund will be asked to indemnify the Administrator except with the Fund's written consent.

6.       DURATION AND TERMINATION.

         a. This Agreement shall become effective as of the date first written above. The Agreement may be terminated at any time, without payment of any penalty, by either party upon ninety
                  (90) days' advance written notice to the other

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                  party. The Agreement may also be terminated immediately upon written notice to the other party in the event of a material breach of any provision of this Agreement by such other party.

         b. Upon the termination of this Agreement, the Fund shall pay to the Administrator such compensation as may be payable prior to the effective date of said termination. In the event that the Fund designates a successor to any of the Administrator's obligations hereunder, the Administrator, at the direction of the Fund, shall transfer to said successor all relevant books, records, and other data established or maintained by the Administrator under the foregoing provisions.

7. AMENDMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally. A provision of this Agreement may be changed, waived, discharged, or terminated only by an instrument in writing signed by the party against which an enforcement of the respective change, waiver, discharge, or termination is sought.

8. MARKET STREET FUND AND ITS TRUSTEES. The terms "Market Street Fund" and the "Trustees of Market Street Fund" refer respectively to the Fund created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of October 30, 2000 (the Fund was converted on January 26, 2001 from Market Street Fund, Inc., a Maryland corporation, which was incorporated in the State of Maryland on March 21, 1985), as has been or may be amended from time to time, and to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the Fund entered into in the name or on behalf thereof by any of the Fund's Trustees, representatives, or agents are not made individually, but only in their capacities with respect to Market Street Fund. These obligations are not binding upon any of the Trustees, shareholders, or representatives of the Fund personally, but bind only the assets of the Fund. All persons dealing with any series of Shares of the Fund must look solely to the assets of the Fund belonging to these series for the enforcement of any claims against the Fund.

9. NOTICES. Notices of any kind to be given to the Fund hereunder by the Administrator shall be in writing and shall be duly given if delivered to the Fund and to the Fund's investment adviser at the following address:

                  Market Street Fund
                  300 Continental Drive
                  Newark, Delaware 19713
                  Attn:  James Bernstein, Secretary

         Notices of any kind to be given to the Administrator hereunder by the Fund shall be in writing and shall be duly given if delivered to the Administrator at:

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                  Gartmore SA Capital Trust
                  1200 River Road
                  Conshohocken, Pennsylvania 19428
                  Attn:  Gerald Holland

10. MISCELLANEOUS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section 5, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement shall be governed by and construed to be in accordance with substantive laws of the State of Ohio without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                 GARTMORE SA CAPITAL TRUST

                                 By:
                                 Name:
                                 Title:

                                 MARKET STREET FUND

                                 By:
                                 Name:
                                 Title:

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                                    EXHIBIT A
                               MARKET STREET FUND

                          Fund Administration Agreement

                          SCHEDULE OF FEES / PORTFOLIOS
                                [October 1, 2002]

The Portfolios of the Fund shall pay a combined fee at an annual rate of 0.06% of the Fund's average daily net assets for services provided by the Administrator under this Fund Administration Agreement and by Gartmore Investors Services, Inc. (the "Agent") for the provision of transfer and dividend disbursement agency services under the Transfer and Dividend Disbursing Agent Agreement between the Fund and the Agent.

Fees will be computed daily and payable monthly at an annual rate described above. The Fund will also be responsible for out-of-pocket expenses reasonably incurred by the Administrator and the Agent in providing services to the Portfolios. The combined fees and expenses shall be paid by the Fund to the Administrator on behalf of the Administrator and the Agent.

The following Portfolios are covered by this Agreement:

         Market Street Fund
         All Pro Broad Equity Portfolio
         All Pro Large Cap Growth Portfolio
         All Pro Large Cap Value Portfolio
         All Pro Small Cap Growth Portfolio
         All Pro Small Cap Value Portfolio
         Equity 500 Index Portfolio
         International Portfolio
         Mid Cap Growth Portfolio
         Balanced Portfolio
         Bond Portfolio
         Money Market Portfolio

                                             GARTMORE SA CAPITAL TRUST

                                             By:
                                             Name:
                                             Title:

                                             MARKET STREET FUND

                                             By:
                                             Name:
                                             Title:

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